EXHIBIT 16

December 9, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Micro Component Technology, Inc. and Subsidiaries through the date of issuance of our report on its financial statements as of and for the year ended December 31, 2005.  Additionally, under the date of February 4, 2005 (except for Note 13, as to which the date is February 25, 2005), we reported on the consolidated financial statements of Micro Component Technology, Inc. and Subsidiaries as of and for the years ended December 31, 2004 and 2003. On December 8, 2005 we notified the Audit Committee of the Board of Directors that we intended to resign our appointment as principal accountants, effective with the issuance of our report on the 2005 financial statements. We have read Micro Component Technology, Inc. and Subsidiaries’ statements included under Item 4.01 of its Form 8-K dated December 8, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Micro Component Technology, Inc. and Subsidiaries’ statement that the appointment of Olsen, Thielen & Co. Ltd. was approved by the board of directors and audit committee, or the statements that the Registrant did not consult with Olsen, Thielen & Co. Ltd. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, that Olsen, Thielen & Co. Ltd.  concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) with respect to any disagreement with or reportable event in connection with the performance of services by Virchow, Krause & Company, LLP.

Sincerely,

/s/ Virchow, Krause & Company, LLP